Exhibit (12)(a)

WACHOVIA PREFERRED FUNDING CORP.

AND SUBSIDIARIES

COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2003		Years Ended December 31,
(In thousands)			2002	2001
EXCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$270,450		248,622	(36,224)
Fixed charges, excluding capitalized interest	5,072		10,546	857

Earnings (loss) (A)	$275,522		259,168	(35,367)

Interest, excluding interest on deposits	$5,072		10,546	857
One-third of rents	—		—	—
Capitalized interest	—		—	—

Fixed charges (B)	$5,072		10,546	857

Consolidated ratios of earnings to fixed charges, excluding interest on deposits (A)/(B)	54.32	x	24.58	n/m

INCLUDING INTEREST ON DEPOSITS
Pretax income (loss) from continuing operations	$270,450		248,622	(36,224)
Fixed charges, excluding capitalized interest	5,072		10,546	857

Earnings (loss) (C)	$275,522		259,168	(35,367)

Interest, including interest on deposits	$5,072		10,546	857
One-third of rents	—		—	—
Capitalized interest	—		—	—

Fixed charges (D)	$5,072		10,546	857

Consolidated ratios of earnings to fixed charges, including interest on deposits (C)/(D)	54.32	x	24.58	n/m

n/m—not meaningful due to the immaterial amount of fixed charges in 2001.